Revised 2021 Bonus Plan – U.S.

Houghton Mifflin Harcourt Company

Revised 2021 Bonus Plan – US

I.Plan Objectives

Houghton Mifflin Harcourt Company (“HMH” or the “Company”) has developed the Revised 2021 Bonus Plan – US (the “Plan”) to provide employees who are eligible to participate in the Plan (“Participants”) with incentive compensation that is linked to Company and individual performance achievement against established goals.

II.Effective Date

The Plan will be in effect from January 1 through December 31, 2021 (the “Plan Year”).  The Plan supersedes all prior compensation plans and/or variable pay arrangements applicable to Participants.

III.Plan Administration and Management

Subject to approval by the Compensation Committee of the Board of Directors (“Compensation Committee”), the Plan is administered by HMH management, including the Chief Executive Officer, the Chief Financial Officer, and the Chief People Officer or their designees (collectively, the “Plan Administrators”). All decisions regarding the Plan, including but not limited to determining who is eligible to participate in the Plan, determining Plan payouts, interpreting the Plan and modifying the Plan will be made by the Plan Administrators in their sole discretion; provided, however, that with respect to determinations, interpretations and payouts for executive officers and/or members of the Executive Leadership Team, references to the term Plan Administrators shall refer to the Compensation Committee.

Revised 2021 Bonus Plan – U.S.

IV.Eligibility

A.	Participation

Employees will be notified under separate cover if they work in a position that is eligible to participate in the Plan (“Eligible Position”).

Employees who are eligible to participate in any other variable compensation plan, including but not limited to a Sales Incentive plan, shall not also be eligible to participate in this Plan.

To be eligible for any bonus opportunity under the terms of the Plan, a Participant must:

1.

Be employed in an Eligible Position in the active service (or on an approved leave of absence per Section VII) of HMH during the Plan Year and up until the date that bonuses under the Plan are paid.  Bonuses will be pro-rated for part-time Participants and those Participants who have been on a leave of absence during the Plan Year.

2.	Be in compliance with the policies and standards in the HMH Code of Conduct, Employee Guide and all other HMH policies up until the date that bonuses under the Plan are paid.

3.

Have achieved a minimum rating of “Meets Expectations” on the Participant’s annual performance evaluation, or otherwise have achieved sufficient performance in carrying out his/her roles and responsibilities, as determined by the Plan Administrators.

Revised 2021 Bonus Plan – U.S.

B.	New Hires

Newly hired employees’ eligibility for participation in the Plan will be determined by the date of hire, as follows:

1.

An employee who is hired into an Eligible Position on or before September 30th of the Plan Year will be eligible for a pro-rated bonus based on the number of days worked in the Eligible Position during the Plan Year.

2.	An employee who is hired into an Eligible Position on or after October 1st of the Plan Year will not be eligible to participate in the Plan.

The Plan Administrators will periodically review employees’ eligibility for participation in the Plan and may, in their sole discretion, make changes to the eligibility requirements at any time without prior notice.

C.	Transfers, Promotions, and Demotions

•	An employee who transfers or is promoted into an Eligible Position during the Plan Year will be eligible for a pro-rated bonus based on the number of days worked in the Eligible Position.

•	A Participant who transfers out of an Eligible Position during the Plan Year will be eligible for a pro-rated bonus based on the number of days worked in the Eligible Position.

•	A Participant demoted into a non-Eligible Position during the Plan Year will not be eligible for a bonus under the Plan.

Revised 2021 Bonus Plan – U.S.

•

If a Participant transfers between one of the Business Units identified on Annex A or between Corporate and a Business Unit during the Plan Year (e.g., from Core to Supplemental & Intervention or from Corporate to Core), the Achievement Metric component of the Participant’s bonus will be calculated based on the number of days the Participant worked in each Business Unit during the Plan Year.

D.	End of Employment

As this Plan is intended as an incentive to award past service and to serve as an incentive for continued service to the Company, to receive a bonus under the Plan, a Participant must be employed with HMH on the date that bonuses under the Plan are paid.

In the case of death of a Participant during the Plan Year or prior to the date that bonuses under the Plan are paid, the estate of the deceased (unless applicable law dictates otherwise) will remain eligible for a bonus under the Plan.   Any such bonus will be calculated per the Bonus Calculation section below and pro-rated based on the number of days the Participant worked in the Eligible Position during the Plan Year.  Any such bonus will be paid at the time other bonuses under the Plan are paid.

V.Timing of Payment

Bonuses under the Plan will be paid no later than March 15, 2022

Revised 2021 Bonus Plan – U.S.

VI.Determination of Bonus Payments

A.	Target Bonus Opportunity

Information on a Participant’s bonus opportunity (“Target Bonus”), as a percentage of Bonus Earnings Basis, will be provided under separate cover.

B.	Bonus Earnings Basis

Bonus payments will be based on the Participant’s base salary paid for Eligible Position(s) during the Plan Year (“Bonus Earnings Basis”).

C.	Bonus Pool Segments

The Plan consists of six separate bonus pools (“Segments”) as outlined in Annex A.  Each Participant will be a member of only one Segment, which will be identified separately to each Participant under separate cover.  Segments vary in the corporate achievement metrics (“Achievement Metrics”) taken into account, the weighting applied to the Achievement Metrics and the discretionary individual component (“Discretionary Component”).

D.	Bonus Calculation

Each Participant’s bonus, if any, will be calculated based on the Participant’s Target Bonus and Bonus Earnings Basis, calculated in relation to the Company’s performance toward the relevant Achievement Metrics and a discretionary assessment of the Participant’s contributions during the Plan Year, as set forth below:

Revised 2021 Bonus Plan – U.S.

1.	Achievement Metrics Component

a.	Achievement Metric Targets and Performance Payout Scale

The Plan Administrators have, with the approval of the Compensation Committee, set targets for each of the Achievement Metrics (“Achievement Metric Targets”) and rates (each a “Payout Factor”) at which the corresponding amount of a Participant’s Target Bonus (“Target Bonus Breakdown Component”) will be paid based on the Company’s performance versus the Achievement Metric Target (“Performance-Payout Scale”), as outlined in Annex A.  A threshold minimum of 90% of the Achievement Metric Targets for Billings must be met for the Billings Achievement Metrics to be funded and a threshold minimum of 85% of the Adjusted Cash EBITDA target must be met for that Achievement Metric to be funded. Additionally, HMH Free Cash Flow must be within the stated guidance for 2021 or the funding of the entire Achievement Metric Component of the Plan may be adjusted +/-5%, based on the discretion of the Compensation Committee.

For the Plan, three key Achievement Metrics will be used:

(1)

Billings:  Billings will be measured by Net Sales in accordance with accounting principles generally accepted in the United States adjusted for the change in deferred revenue on the balance sheet during the period and for the impact of material acquisitions and divestitures and the cumulative effect of any changes in GAAP or accounting principles applied by management.

(2)

Adjusted Cash EBITDA:  For purposes of the Achievement Metric related to Adjusted Cash EBITDA the accounting measure used for determining performance, for any period, will be net income (prior to corporate allocations for the Education and Books and Media segments), in accordance with accounting principles generally accepted in the United States, for such period, subject to such adjustments as determined appropriate by the Plan Administrators in their sole discretion which

Revised 2021 Bonus Plan – U.S.

may include the following additions and subtractions: plus, without duplication and to the extent deducted in determining such consolidated net income, the sum of:  (i) consolidated interest expense for such period; (ii) provisions for taxes based on income, profits or losses (determined on a consolidated basis) during such period; (iii) all amounts attributable to depreciation and amortization for such period; (iv) any extraordinary losses for such period; (v) any fees, expenses or charges for such period related to any equity offering, investment, acquisition permitted hereunder, permitted disposition, recapitalization or the incurrence of Indebtedness including a refinancing thereof (in each case, whether or not successful); (vi) any non‑cash charges for such period (for the avoidance of doubt, including, but not limited to, purchase accounting adjustments, assets impairments and equity compensation charges, unrealized derivatives charges); (vii) restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, and severance and other separation costs and post-retirement medical expenses; (viii)  other non‑recurring charges, (ix) deferred financing fees (and any write-offs thereof), and (x) the change in deferred revenue on the balance sheet during the period  Adjusted Cash EBITDA for any period will be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of:  (A) the cumulative effect of any changes in GAAP or accounting principles applied by management; (B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets other than dispositions or sales of inventory and other dispositions in the ordinary course of business; (C) any extraordinary gains for such period; and (D) the impact of material acquisitions or dispositions (unless such acquisitions and dispositions are included in the target).

(3)

Free Cash Flow (FCF) Modifier: For purposes of the Plan, free cash flow is the cash HMH produces through its operating activities from continuing operations as shown on the statement of cash flows, less cash used in pre-publication costs and property, plant, and equipment (i.e. aggregately capital expenditures, also known as CAPEX).

FCF for the Plan Year is expected to be within the range shown in Annex A.   If actual FCF is above or below that target, the explanation of the difference will be evaluated by the Compensation Committee, who in their discretion may choose to adjust the total funding of the Achievement Metric Component of the Plan (i.e.,

Revised 2021 Bonus Plan – U.S.

both Billings and Adjusted Cash EBITDA, for Corporate and Business Unit Segments) up to +/-5%, depending on  if the actual FCF is below guidance (to a maximum downward adjustment of 5%) or above guidance (to a maximum upwards adjustment of 5%).

b.	Measurement of Performance Toward Achievement Metric Targets

Following the completion of the Plan Year and the Board of Directors’ approval of the Company’s audited financial results, the Plan Administrators will cause a comparison to be made of the Company’s Achievement Metric actual results to each of the Achievement Metric Targets in order to determine which Payout Factor on the Performance Payout Scale applies to each Target Bonus Breakdown Component of the Achievement Metric Component.  Each Target Bonus Breakdown Component will be multiplied by the established Payout Factor to determine the bonus amount for each Target Bonus Breakdown Component, the sum of which will equal the amount of a Participant’s bonus attributable to the Achievement Metrics component.

2.	Discretionary Component

The discretionary component is designed to reward Participants for various factors related to their contributions to the Company during the Plan Year. Following the completion of the Plan Year, a pool of money will be distributed to each division head to allocate in their discretion (with oversight from the Plan Administrators) among their Participants in each Segment based on the division head’s assessment of various factors related to contributions to the Company during the Plan Year. This amount will then be added to the amount attributable to the Achievement Metrics component, as described above, to arrive at each Participant’s total bonus.

VII.Administrative Guidelines

Revised 2021 Bonus Plan – U.S.

A.	Rights Are Non-Assignable

Neither the Participant, nor any beneficiary, nor any other person shall have any right to assign the right to receive a bonus hereunder, in whole or in part, which bonuses are non-assignable and non-transferable, whether voluntarily or involuntarily.

B.	Forfeiture

If, in their sole discretion, the Plan Administrators determine that during a Participant’s employment with HMH or its business units, the Participant has violated HMH’s Code of Conduct or any other HMH policy, committed any unlawful or criminal act of moral turpitude, perpetrated a fraud upon HMH, or competed or made preparations to compete with HMH, any bonus under the Plan shall be forfeited and HMH shall have no further obligations hereunder to the Participant.

C.	Leaves of Absence

A Participant who is on an approved leave of absence during the Plan Year, if otherwise eligible under the terms of the Plan, will be eligible for a pro-rated bonus based on the number of days worked in active status, which will include any portion of a leave of absence in which he/she used paid vacation and/or occasional absence time, and the end of the Plan Year results.  Any such bonus will be paid to a Participant on an approved leave of absence on the date on which other bonuses under the Plan are paid.

D.	No Vested Rights

No Participant shall have any vested interest in a bonus to be paid under the Plan prior to payment by the Company.  This document is only designed to communicate the basic provisions

Revised 2021 Bonus Plan – U.S.

of the Plan and should not be understood to be a contract (which it is not) between a Participant and the Company.

E.	Amendment, Modification, Suspension, or Termination

The Plan Administrators reserve the rights to amend, modify, suspend or terminate the Plan, in whole or in part, at any time and for any reason without the consent of, or prior notification to, any Participant.  An amendment to, modification or suspension of, or termination of the Plan may result in a cessation or discontinuation of benefits owed to any Participant.

The Plan Administrators also reserve the right to withhold, reduce, eliminate, amend, modify, or suspend bonus payments based on a Participant’s individual performance.

The terms of the Plan may also be subject to modification by the terms of any acquisition, sale or similar agreement that may be entered into by HMH.

No amendment or modification to or suspension or termination of this Plan is valid unless in writing signed by the Plan Administrators.

F.	Employment Relationship

This Plan is a statement of the Company’s intentions and does not constitute a guarantee that any particular bonus will be paid.  Furthermore, eligibility for participation in the Plan does not confer upon any Participant any rights or guarantees to a bonus under the Plan.

Nothing in this Plan changes the “at-will” nature of a Participant’s employment with the Company.  This means that both the Participant and the Company have the right to terminate

Revised 2021 Bonus Plan – U.S.

the Participant’s employment at any time, with or without advance notice, and with or without cause, subject to any separate written employment agreement between the Participant and the Company.

G.	Tax Withholding

Notwithstanding any other provisions of this Plan, HMH shall withhold from any bonus to be paid an amount sufficient to satisfy all applicable federal, state, and local tax withholding requirements.

H.

Interpretation

The Plan Administrators have full discretion to interpret, construe, and administer all terms and provisions of the Plan, including the power to rectify any omission, correct any mistake, resolve any conflict between provisions and/or resolve any ambiguous or vague terms.  Any such actions or interpretations shall be final, binding, and conclusive on all parties.

I.

Clawback.

To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of NASDAQ or any other securities exchange or inter-dealer quotation service on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, this Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.

VIII.Governing Law

Revised 2021 Bonus Plan – U.S.

Except to the extent governed by federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to its principles of conflicts of laws.

IX.Signatures

John Lynch, Chief Executive Officer	Date

Joseph Abbott, Chief Financial Officer	Date

Alejandro Reyes, Chief People Officer	Date